Exhibit 99.4

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of August 7, 2013 by and among Apple REIT Seven, Inc., a Virginia corporation (“Apple Seven”), Apple REIT Eight, Inc., a Virginia corporation (“Apple Eight”), and Apple REIT Nine, Inc., a Virginia corporation (“Apple Nine,” and collectively with Apple Seven and Apple Eight, the “Apple REITs” or individually, an “Apple REIT”), and Glade M. Knight (a “Company Securityholder”).

WHEREAS, the Apple REITs are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Seven Acquisition Sub, a wholly owned subsidiary of Apple Nine, will merge with and into Apple Seven (the “Apple Seven Merger”) and Eight Acquisition Sub, a wholly owned subsidiary of Apple Nine, will merge with and into Apple Eight (the “Apple Eight Merger,” and together with the Apple Eight Merger, the “Mergers,” or individually a “Merger”), with Apple Seven and Apple Eight as the Surviving Corporations in the Mergers (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, as the date hereof, the Company Securityholder is the beneficial and record owner of, and has the sole or shared right to vote and dispose of, all the issued and outstanding Series B Convertible Preferred Shares, no par value, of Apple Seven (the “Apple Seven Series B Convertible Preferred Shares”), Series B Convertible Preferred Shares, no par value, of Apple Eight (the “Apple Eight Series B Convertible Shares”), and Series B Convertible Preferred Shares, no par value, of Apple Nine (the “Apple Nine Series B Convertible Shares,” and together with the Apple Seven Series B Convertible Shares and the Apple Eight Series B Convertible Shares the “Series B Convertible Shares”), in each case as more particularly described on Schedule 1 hereto; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, each of the Apple REITs has required that the Company Securityholder agree, and the Company Securityholder is willing to agree, to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, intending to be legally bound hereby, as follows:

SECTION 1. Disposition of Series B Shares

During the period from the date hereof through the earlier of (i) the date on which each Merger is consummated or (ii) the date on which the Merger Agreement is terminated according to its terms (such period hereinafter referred to as the “Term”), the Company Securityholder shall not, directly or indirectly, (a) sell, sell short, transfer (including by gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Series B Convertible Shares or any other Shares, Apple Nine Shares or Apple Nine Units that the Company Securityholder may beneficially own during the Term (collectively with the Series B Convertible Shares, the “Subject Shares”), (b) grant any proxies or powers of attorney for any Subject Shares with respect to any matters described in paragraphs (a) and (b) of Section 2 hereof (other than a proxy directing the holder thereof to vote the Subject Shares in a manner required by paragraphs (a) and (b) of Section 2 hereof), (c) deposit any Subject Shares into a voting trust or enter into a voting agreement or other arrangement with respect to any Subject Shares with respect to any of the matters described in paragraphs (a) and (b) of Section 2 hereof, or tender any Subject Shares in a transaction other than a transaction contemplated by the Merger Agreement, or (d) take any action which is intended to have the effect of preventing or disabling the Company Securityholder from performing his obligations under this Agreement; provided, however, that nothing herein shall prevent (i) the sale, transfer, pledge, encumbrance, assignment or other disposition of any of such Subject Shares, provided that the purchaser, transferee, pledgee or assignee thereof agrees in writing with the Apple REITs, prior to such sale, transfer, pledge, encumbrance, assignment or other disposition, to be bound by the terms of this Agreement or (ii) the assignment of certain benefits by the Company Securityholder pursuant to agreements entered into before the date hereof with respect to Series B Convertible Shares as to which the Company Securityholder is not the sole beneficial owner.

SECTION 2. Voting

During the Term, the Company Securityholder shall:

(a) be present, in person or represented by proxy, at each meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of any Apple REIT, however called, so that all of such Company Securityholder’s Subject Shares may be counted for purposes of determining the presence of a quorum at each such Apple REIT shareholders’ meeting; and

(b) cast or cause to be cast all votes attributable to the Subject Shares at any annual or special meeting of shareholders of any Apple REIT, including any adjournments or postponements thereof, or in connection with any written consent or other vote of the shareholders of an Apple REIT, in favor of (i) approval and adoption of the Merger Agreement (including any amendments or modifications of the terms of the Merger Agreement approved by the boards of directors of each Apple REIT, upon the recommendation of its Special Committee, that would not materially adversely affect the Company Securityholder in his capacity as beneficial owner of the Subject Shares), the related Plan(s) of Merger, approval of the Mergers, each of the other actions contemplated in the Merger Agreement and the other transactions contemplated by the Merger Agreement and any actions required in furtherance thereof, including the Apple Nine Articles Amendment and Apple Nine Bylaws Amendment, (ii) approval and adoption of any proposal to adjourn or postpone such Apple REIT shareholders’ meeting to a later date if there are not sufficient votes for approval and adoption of the Merger Agreement, the related Plan(s) of Merger or any of the other actions contemplated in the Merger Agreement including the Apple Nine Articles Amendment and Apple Nine Bylaws Amendment, on the date on which the Apple REIT shareholders’ meetings are held and (iii) at each such meeting, and at any adjournment or postponement thereof, vote against: (A) any action or agreement that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, or prevent or delay the consummation of the transactions contemplated by the Merger Agreement and (B) any Acquisition Proposal (other than the Mergers) and any action required in furtherance thereof.

(c) The Company Securityholder will retain the right to vote his Subject Shares, in his sole discretion, on all matters other than those described in paragraphs (a) and (b) of this Section 2, and the Company Securityholder may grant proxies and enter into voting agreements or voting trusts for his Subject Shares in respect of such other matters, in each case so long as such other arrangements do not interfere with or prevent the Company Securityholder from complying with its obligations under this Agreement.

(d) The Company Securityholder constitutes and appoints each Apple REIT, from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 17 (at which point such constitution and appointment shall automatically be revoked), as such Company Securityholder’s attorney, agent and proxy (each such constitution and appointment, an “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to all of the Subject Shares of such Apple REIT at any annual, special or other meeting of the shareholders of such Apple REIT, and at any adjournment or adjournments or postponement thereof, and in any action by written consent of the shareholders of such Apple REIT, on the matters and in the manner specified in Section 2(b); provided, however, the foregoing shall only be effective if the Company Securityholder fails to be counted as present and to vote all of the Subject Shares of each such Apple REIT in accordance with paragraphs (a) and (b) of this Section 2.  EACH SUCH PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM THE COMPANY SECURITYHOLDER MAY TRANSFER ANY OF HIS SUBJECT SHARES IN BREACH OF THIS AGREEMENT.  The Company Securityholder hereby revokes all other proxies and powers of attorney with respect to any or all of the Subject Shares that may have heretofore been appointed or granted with respect to the matters covered by Section 2(b), and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by the Company Securityholder with respect thereto on the matters covered by Section 2(b).  All authority herein conferred or agreed to be conferred by the Company Securityholder shall survive the death or incapacity of the Company Securityholder and any obligation of the Company Securityholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Company Securityholder.  It is agreed that no Apple REIT will use the Irrevocable Proxy granted by the Company Securityholder unless the Company Securityholder fails to comply with Section 2(a) or (b) and that, to the extent an Apple REIT uses any such Irrevocable Proxy, it will only vote the Subject Shares subject to such Irrevocable Proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2(b).

SECTION 3. Conversion

The Company Securityholder agrees to convert each Apple Nine Series B Convertible Share held by Company Securityholder into 24.17104 common shares, no par value, of

Apple Nine (the “Apple Nine Common Shares”) effective immediately before the Effective Time, pursuant to Section 5.2(e) of the Articles of Incorporation of Apple Nine.

SECTION 4. Waiver of Appraisal Rights

The Company Securityholder hereby waives any rights of appraisal or rights to dissent from the Mergers, and agrees to prevent the execution of, any rights of appraisal and dissenters’ rights relating to the Mergers that the Company Securityholder may have directly or indirectly by virtue of the ownership of the Subject Shares.

SECTION 5. Additional Shares

Without limiting any provisions of the Merger Agreement, in the event of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of any Apple REIT on, of or affecting any Subject Shares, then the terms of this Agreement shall apply to the shares of capital stock or other such securities of such Apple REIT held by the Company Securityholder immediately following the effectiveness of such event.

SECTION 6. Representations and Warranties of the Company Securityholder

The Company Securityholder represents and warrants to the Apple REITs as follows:

(a) The Company Securityholder has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform his obligations hereunder.

(b) This Agreement has been duly executed and delivered by the Company Securityholder and constitutes a valid and binding obligation of the Company Securityholder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions herein contemplated will not, conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company Securityholder or the Subject Shares, or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation or acceleration under any contract or agreement to which the Company Securityholder is a party or by which the Company Securityholder is bound or affected or under which the Subject Shares are bound by are otherwise subject to, which conflict, violation, breach or default would materially and adversely affect the Company Securityholder’s ability to perform any of his obligations under this Agreement.

(d) Subject to any required filings under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company Securityholder is not required to give any notice or make any report or other filing with any governmental or regulatory authority in connection with the execution or delivery of this Agreement or the performance of the Company Securityholder’s obligations hereunder and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person or entity is required to be obtained by the Company Securityholder for the performance of the Company Securityholder’s obligations hereunder, other than where the failure to make such filings, give such notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect the Company Securityholder’s ability to perform his obligations under this Agreement.

(e) The Series B Convertible Shares and Units set forth opposite the name of the Company Securityholder on Schedule 1 hereto are, as of the date hereof, the only Subject Shares owned beneficially or of record by the Company Securityholder or over which the Company Securityholder exercises voting control.  The Company Securityholder is the sole record and beneficial owner of the Subject Shares as set forth on Schedule 1 hereto.

SECTION 7. Further Assurances

During the Term, the Company Securityholder shall make such filings as may be required under the 1934 Act and, upon the request of any Apple REIT, execute and deliver such documents and take such actions as such Apple REIT may reasonably deem necessary to effectuate the purposes of this Agreement.

SECTION 8. Descriptive Headings

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 9. Counterparts

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

SECTION 10. Entire Agreement; Assignment

This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned by the Company Securityholder, by operation of law or otherwise.  The Company Securityholder agrees that this Agreement and the obligations of the Company Securityholder hereunder shall attach to any Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including in breach of this Agreement.

SECTION 11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the principles of conflicts of laws thereof.

(b) The Company Securityholder hereby submits and consents to non-exclusive personal jurisdiction in any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a federal court located in the Commonwealth of Virginia or in a Virginia state court.  Any process, summons, notice or document delivered by mail to the address set forth on Schedule 1 hereto shall be effective service of process for any action, suit or proceeding in any Virginia state court or any federal court located in the Commonwealth of Virginia with respect to any matters to which the Company Securityholder has submitted to jurisdiction in this Section 11.  The Company Securityholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Virginia state court or any federal court located in the Commonwealth of Virginia, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  THE COMPANY SECURITYHOLDER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

SECTION 12. Specific Performance

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 13. Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 14. Amendment; Waivers

This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto; provided that no such written agreement shall be binding on an Apple REIT unless approved by the Special Committee of such Apple REIT.  No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.  No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

SECTION 15. Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 16. Capacity of Company Securityholder

The Company Securityholder has executed this Agreement solely in his capacity as a securityholder of each Apple REIT and not in his capacity as an officer, director, employee or manager of any Apple REIT.  Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by the Company Securityholder in such person’s capacity as an officer, director, employee or manager of any Apple REIT in connection with the exercise of any Apple REIT’s rights under the Merger Agreement.

SECTION 17. Termination

This Agreement shall terminate immediately upon the expiration of the Term.  None of the representations, warranties, covenants or agreements in this Agreement shall survive the termination of this Agreement; provided, however, that nothing contained herein shall release the Company Securityholder from any liability arising from any willful and material breach of any of his representations, warranties, covenants or agreements in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting Agreement, or have caused this Voting Agreement to be duly executed and delivered in their names and on their behalf, as of the date first written above.

APPLE REIT SEVEN, INC.

By:       /s/ Justin G. Knight
Name: Justin G. Knight
Title:   President

APPLE REIT EIGHT, INC.

By:       /s/ Justin G. Knight
Name: Justin G. Knight
Title:   President

APPLE REIT NINE, INC.

By:       /s/ Justin G. Knight
Name: Justin G. Knight
Title:   President

/s/ Glade M. Knight__________________________
GLADE M. KNIGHT

Schedule 1

	Number of Series B Convertible Shares	Number of Series B Convertible Shares as to which Glade M. Knight is Sole Beneficial Owner	Units*
Apple REIT Seven, Inc.
Name of Record and Beneficial Owner
Glade M. Knight	240,000	162,611	18,955
Apple REIT Eight, Inc.
Name of Record and Beneficial Owner
Glade M. Knight	240,000	170,649	10,536
Apple REIT Nine, Inc.
Name of Record and Beneficial Owner
Glade M. Knight	480,000	348,797	9,222
_____________________
*Sole record and beneficial owner

Any process, summons, notice or document delivered by mail pursuant to Section 11 hereof to the beneficial or record holder set forth on this Schedule 1, shall be delivered to:

Apple Hospitality Companies
814 E. Main Street
Richmond, Virginia   23219
Attention:           Glade M. Knight
Tel:                      (xxx) xxx-xxxx
Fax:                      (xxx) xxx-xxxx

With a copy to:

McGuireWoods
901 East Cary Street
Richmond, VA 23219

Attention:           David W. Robertson
Tel:                      (xxx) xxx-xxxx
Fax:                      (xxx) xxx-xxxx